Exhibit 10.22

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

Fourth Amendment to License Agreement

This Fourth Amendment to License Agreement (this “Fourth Amendment”) is entered into as of this 5th day of December, 2017 (the “Fourth Amendment Effective Date”), by and between Tetraphase Pharmaceuticals, Inc., a Delaware corporation, with its principal place of business at 480 Arsenal Street, Suite 110, Watertown, MA 02472 (“Licensee”) and President and Fellows of Harvard College, Richard A. and Susan F. Smith Campus Center, Suite 727, 1350 Massachusetts Avenue, Cambridge, MA 02138 (“Harvard”).

WHEREAS, the parties entered into a License Agreement as of August 3, 2006 (as previously amended, the “License Agreement”), pursuant to which Harvard granted to Licensee an exclusive license under Harvard Patent Rights and Harvard’s interest in Joint Patent Rights (as such terms are defined in the License Agreement);

WHEREAS, on January 31, 2007, the parties amended the License Agreement (the “First Amendment”) to include a new patent application [**] under Harvard Patent Rights;

WHEREAS, on April 6, 2010, the parties amended the License Agreement (the “Second Amendment”) to include the Additional Patent Application (as defined in the Second Amendment) under Harvard Patent Rights;

WHEREAS, the parties agreed in a letter dated June 2, 2010 to include [**] for all purposes of the License Agreement as Additional Patent Rights (as defined in the Second Amendment);

WHEREAS, on February 18, 2011, the parties amended the License Agreement (the “Third Amendment”) to include [**] under Additional Patent Rights; and

WHEREAS, the parties wish to amend Licensee’s payment obligations under the License Agreement to assist Licensee in its efforts to enter into one or more partnerships for the development and/or commercialization of products based on the Harvard Patent Rights;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Capitalized terms used in this Fourth Amendment that are not defined herein shall have the meanings set forth in the License Agreement.

2.	Section 1.3 of the License Agreement is replaced in its entirety with the following:

1.3.  “Combination Product” shall mean a pharmaceutical preparation that includes one or more Non-Covered Components in addition to one or more Covered Components.  All references to Licensed Product or Royalty Product, as applicable, in this Agreement shall be deemed to include Combination Product.

3.	Section 1.4 of the License Agreement is replaced in its entirety with the following:

1.4.  “Covered Component” shall mean any compound (or part thereof) the production, making, use, sale or importation of which (a) falls within the scope of a Valid Claim or (b) would infringe any claim (other than any claim that has at any time been rejected by any patent examiner) made at any time in any patent or patent application within the Licensed Patent Rights as if such claim were as of such time a Valid Claim.

4.	Section 1.13 of the License Agreement is hereby replaced in its entirety with the following:

1.13.  “Infringed Patent” shall mean an issued and unexpired patent (a) that has not been abandoned, held invalid, revoked, held or rendered unenforceable or lost through interference and (b) the claims of which would be infringed by Licensee’s practice of the Harvard Patent Rights and/or Joint Patent Rights in the making, using, offering for sale, selling or importation of Licensed Products or Royalty Products, as applicable.

5.	Section 1.22 of the License Agreement is replaced in its entirety with the following:

1.22.  “Net Sales” shall mean the gross amount billed or invoiced by or on behalf of

Licensee, its Affiliates and Sublicensees (in each case, the “Invoicing Entity”) on sales, leases or other transfers of Licensed Products or Royalty Products, as applicable, less the following to the extent applicable on such sales, leases or other transfers of Licensed Products or Royalty Products, as applicable, and not previously deducted from the gross invoice price: (a) customary trade, quantity, and cash discounts to the extent actually allowed and taken; (b) amounts actually repaid or credited by reason of rejection or return of any previously sold, leased or otherwise transferred Licensed Products or Royalty Products, as applicable, and uncollectible portions of billed or invoiced amounts with respect to any previously sold, leased or otherwise transferred Licensed Products or Royalty Products, as applicable; (c) rebates, chargebacks, retroactive price reductions, allowances and fees actually paid or credited to customers, wholesalers, distributors, third party payors, governmental agencies, administrators and contractees with respect to Licensed Products or Royalty Products, as applicable, sold, leased or otherwise transferred; (d) transportation, freight and insurance charges that are paid by or on behalf of the Invoicing Entity; and (e) to the extent separately stated on purchase orders, invoices, or other documents of sale, any sales, value added or similar taxes, custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery, or use of a Licensed Product or Royalty Product, as applicable, that are paid by or on behalf of the Invoicing Entity, but not including any tax levied with respect to income; provided that:

(i)  in any transfers of Licensed Products or Royalty Products, as applicable, among an Invoicing Entity, Affiliates of such Invoicing Entity and Sublicensees, not for the purpose of resale by any such Affiliate or Sublicensee, Net Sales shall be equal to the fair market value of the Licensed Products or Royalty Products, as applicable, so transferred, assuming an arm’s length transaction made in the ordinary course of business; and

(ii)  in the event that an Invoicing Party receives non-monetary consideration for any Licensed Products or Royalty Products, as applicable, or in the case of transactions not at arm’s length with a non-Affiliate of such Invoicing Entity that is not a Sublicensee, Net Sales shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business.

Sales of Licensed Products or Royalty Products, as applicable, by an Invoicing Party to an Affiliate of such Invoicing Party or to a Sublicensee for resale by such Affiliate or Sublicensee shall not be deemed Net Sales and Net Sales shall be determined based on the gross amount invoiced or billed by such Affiliate or Sublicensee on resale to an independent third party purchaser.

In the event that a Licensed Product or Royalty Product, as applicable, is sold in any country in the form of a Combination Product, Net Sales of such Combination Product will be adjusted by multiplying actual Net Sales of such Combination Product (i.e., Net Sales as determined above without regard to this paragraph) in such country by the fraction A/(A+B), where A is the average invoice price in such country, of a Licensed Product or Royalty Product, as applicable, containing the same strength of Covered Component(s) that is included in such Combination Product sold without the Non-Covered Components, if sold separately in such country, and B is the average invoice price of the Non-Covered Component(s) that is included in such Combination Product in such country, if sold separately in such country. If, in a specific country, either the Covered Component(s) or the Non-Covered Component(s) is not sold separately, the relative value of the Covered Component(s) and the Non-Covered Component(s) in the Combination Product shall be negotiated in and agreed upon in good faith by the parties in order to determine the appropriate ratio for calculating Net Sales with respect to such Combination Product in such country.

6.	Section 1.30 of the License Agreement is replaced in its entirety with the following:

1.30.  “Sublicense” shall mean: (a) any right granted, license given, or agreement entered into by Licensee to or with any other person or entity (or by a Sublicensee to or with a further Sublicensee permitted by Section 4.2.2.4) under or with respect to or permitting any use of any of the Licensed Patent Rights, or otherwise permitting the development, manufacture, marketing, distribution, use and/or sale of Licensed Products or Royalty Products; (b) any option or other right granted by Licensee to any other person or entity (or by a Sublicensee to a further Sublicensee permitted by Section 4.2.2.4) to negotiate for or receive any of the rights described under clause (a); or (c) any standstill or similar obligation undertaken by Licensee toward any other person or entity (or by a Sublicensee toward a further Sublicensee permitted by Section 4.2.2.4) not to grant any of the rights described in clause (a) or (b) to any third party; in each case regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense. For clarity, “Sublicense” does not include any implied license that may be deemed to be granted as part of a sale of a Licensed Product.

7.	A new Section 1.34 is hereby added to the License Agreement as follows:

1.34.  “Licensee Valid Claim” shall mean: (a) a claim of an issued and unexpired patent owned by Licensee, excluding any Joint Patent Rights, that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned, or (iv) lost through an interference proceeding; or (b) a pending claim of a pending patent application owned by Licensee (in a particular country), excluding any Joint Patent Rights, that (i) has been asserted and continues to be prosecuted in good faith, (ii) has not been abandoned or finally rejected without the possibility of appeal or refiling and (iii) has not remained un-issued for a period of five or more years from the date of issuance of the first substantive patent office action considering the patentability of such claim by the applicable patent office in such country.

8.	A new Section 1.35 is hereby added to the License Agreement as follows:

1.35.  “Royalty Product” shall mean any product that contains, as an active pharmaceutical ingredient, (a) eravacycline, TP-271 or TP-6076 or (b) any compound, other than eravacycline, TP-271 or TP-6076, the composition or synthesis of which would infringe any claim (other than any claim that has at any time been rejected by any patent examiner) made at any time in any patent or patent application within the Licensed Patent Rights as if such claim were as of such time a Valid Claim.  For the avoidance of doubt, each Royalty Product shall also be deemed a Licensed Product for so long as (and only for so long as) the manufacture, use, offer for sale, sale or importation of such Royalty Product would infringe a Valid Claim.

9.	A new Section 1.36 is hereby added to the License Agreement as follows:

1.36.  “First Commercial Sale” shall mean the first sale for end use or consumption of a product in a country after the granting of all approvals from the relevant Regulatory Authority(ies) necessary to market and sell such product in such country.

10.	Section 6.4.1 of the License Agreement is replaced in its entirety with the following:

6.4.1.Royalties.

6.4.1.1.  As partial consideration for the license granted hereunder, Licensee shall pay Harvard an amount equal to the following percentages of any Net Sales of Licensed Products, and Royalty Products that are not Licensed Products, in the United States and its districts, territories and possessions (the “US Territory”), made by Licensee and/or its Affiliates or Sublicensees:

(a)[**] percent ([**]%) of Net Sales made on Licensed Products; and

(b)[**] percent ([**]%) of Net Sales made on Royalty Products that are not Licensed Products.

6.4.1.2.  As partial consideration for the license granted hereunder, Licensee shall pay Harvard an amount equal to the following percentages of (y) Net Sales of Licensed Products in each country outside of the US Territory (the “Ex-US Territory”) made by Licensee and/or its Affiliates (but not Sublicensees):

(a)[**] percent ([**]%) of that portion of calendar year annual Net Sales of Licensed Products up to [**] U.S. Dollars ($[**]);

(b)[**] percent ([**]%) of that portion of calendar year annual Net Sales of Licensed Products in excess of [**] U.S. Dollars ($[**]) up to [**] U.S. Dollars ($[**]);

(c)[**] percent ([**]%) of that portion of calendar year annual Net Sales of Licensed Products in excess of [**] U.S. Dollars ($[**]) up to [**] U.S. Dollars ($[**]); and

(d)[**] percent ([**]%) of that portion of calendar year annual Net Sales of Licensed Products in excess of [**] U.S. Dollars ($[**]).

6.4.1.3.  As partial consideration for the license granted hereunder, Licensee shall pay Harvard an amount equal to the following percentages of (y) Net Sales of Royalty Products that are not Licensed Products in each country in the Ex-US Territory made by Licensee and/or its Affiliates (but not Sublicensees):

(a)[**] percent ([**]%) of that portion of calendar year annual Net Sales of Royalty Products that are not Licensed Products up to [**] U.S. Dollars ($[**]);

(b)[**] percent ([**]%) of that portion of calendar year annual Net Sales of Royalty Products that are not Licensed Products in excess of [**] U.S. Dollars ($[**]) up to [**] U.S. Dollars ($[**]);

(c)[**] percent ([**]%) of that portion of calendar year annual Net Sales of Royalty Products that are not Licensed Products in excess of [**] U.S. Dollars ($[**]) up to [**] U.S. Dollars ($[**]); and

(d)[**] percent ([**]%) of that portion of calendar year annual Net Sales of Royalty Products that are not Licensed Products in excess of [**] U.S. Dollars ($[**]).

6.4.1.4.  With respect to each Royalty Product (other than Licensed Products) containing eravacycline, royalties will be payable under Sections 6.4.1.1(b) and 6.4.1.3, as applicable, until the date fifteen (15) years after the First Commercial Sale of the first Royalty Product in the first country, after which no royalties shall be due on Net Sales of Royalty Products containing eravacycline.  With respect to each Royalty Product (other than Licensed Products) containing any compound other than eravacycline (and not containing eravacycline), royalties will be payable under Sections 6.4.1.1(b) and 6.4.1.3, as applicable, on a country-by-country basis until the fifth anniversary of the expiration of the last Licensee Valid Claim that covers the composition of the first Royalty Product containing such compound in such country, after which no royalties shall be due on Net Sales of such Royalty Product in such country.  With respect to each Licensed Product, including each Royalty Product that is also a Licensed Product, royalties will be payable under Sections 6.4.1.1(a) and 6.4.1.2 on a country-by-country basis for so long as the making, using or selling of such Licensed Product is covered by a Valid Claim in the country in which such Licensed Product is made, used or sold, after which no royalties shall be due on such Licensed Product (except, if such Licensed Product is also a Royalty Product, to the extent set forth in the first two sentences of this Section 6.4.1.4).  For clarity, no milestones will be due under Section 6.3 with respect to any Royalty Product that is not a Licensed Product.

6.4.1.5.  The parties acknowledge that the consideration terms and structure set forth in this Section 6.4.1 (a) were agreed upon for convenience purposes with the intent of compensating Harvard for the rights granted under this Agreement, including with respect to the Licensed Patent Rights and other valuable intellectual property licensed and/or transferred to Licensee, and the key role such rights and intellectual property will have in the activities of Licensee and its ability to enter into strategic relationships and (b) represent the fair market value of such rights as determined and agreed upon by the parties.  For clarity, the terms of this Section 6.4.1 with respect to any Royalty Product shall survive the termination of this Agreement if such termination occurs prior to the end of the applicable royalty period for such Royalty Product.

11.	Section 6.4.2 of the License Agreement is hereby deleted in its entirety.

12.	Section 6.5 of the License Agreement is replaced in its entirety with the following:

6.5.Sublicense Income.

6.5.1As partial consideration for the license granted hereunder, Licensee shall pay Harvard (a) [**] percent ([**]%) of all Non-Royalty Sublicense Income, in connection with any Sublicense granted with rights to make and/or sell Licensed Products and/or Royalty Products solely in the Ex-US Territory, and (b) [**] percent ([**]%) of payments or other consideration that Licensee or any of its Affiliates receives in connection with a Sublicense that are royalties based on sales, leases or other transfers of Licensed Products or Royalty Products by or on behalf of Sublicensees in the Ex-US Territory (“Ex-US Sublicensee Royalties”).

6.5.2As partial consideration for the license granted hereunder, Licensee shall pay Harvard an amount equal to the following percentages of Non-Royalty Sublicense Income received in connection with any Sublicense granted that includes rights to make and/or sell Licensed Products and/or Royalty Products in the US Territory, whether or not rights are granted in any ex-US Territory:

(a)if Licensee grants such Sublicense prior to the filing of an IND with respect to any Licensed Product or Royalty Product that is the subject of such Sublicense, Licensee shall pay Harvard an amount equal to [**] percent ([**]%) of all Non-Royalty Sublicense Income received in connection with such Sublicense;

(b)if Licensee grants such Sublicense after filing of an IND but prior to the Initiation of a Phase II Clinical Trial with respect to any Licensed Product or Royalty Product that is the subject of such Sublicense, Licensee shall pay Harvard an amount equal to [**] percent ([**]%) of all Non-Royalty Sublicense Income received in connection with such Sublicense; and

(c)if Licensee grants a Sublicense after the Initiation of a Phase II Clinical Trial with respect to any Licensed Product or Royalty Product that is the subject of such Sublicense, Licensee shall pay Harvard an amount equal to [**] percent ([**]%) of all Non-Royalty Sublicense Income received in connection with such Sublicense.

6.5.3Notwithstanding anything to the contrary in this Agreement, if Licensee or any of its Affiliates receives a payment constituting Non-Royalty Sublicense Income that is directly attributable to the occurrence of a milestone event described in Section 6.3 or a circumstance substantially equivalent to such milestone event and Licensee has paid or is obligated to pay to Harvard its due share of such Non-Royalty Sublicense Income under this Section 6.5, any amounts paid under Section 6.3 with respect to such milestone may be deducted from Non-Royalty Sublicense Income on which Licensee must pay fees to Harvard under this Section 6.5.

6.5.4Licensee’s obligations under this Section 6.5 with respect to any Sublicense that includes rights to make and/or sell any Royalty Product shall expire on the expiration of Licensee’s royalty payment obligations under Section 6.4.1 with respect to such Royalty Product.  Licensee’s obligations under this Section 6.5 with respect to any Sublicense that includes rights to make and/or sell any Licensed Product that is not a Royalty Product shall expire on expiration of Licensee’s royalty payment obligations under Section 6.4.1 with respect to such Licensed Product.

13.	Section 7.1 of the License Agreement is replaced in its entirety with the following:

7.1.Reports and Payments.

7.1.1.Reports.  Within [**] days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated or Non-Royalty Sublicense Income or Ex-US Sublicensee Royalties received, Licensee shall deliver to Harvard a report containing the following information (in each instance, with a Licensed Product-by-Licensed Product or Royalty Product-by-Royalty Product, as applicable, breakdown):

(a)the number of units of Licensed Products or Royalty Products, as applicable, sold by Licensee and its Affiliates in the US Territory and Ex-US Territory, and by Sublicensees in the US Territory, for the applicable Calendar Quarter;

(b)the gross amount billed for Licensed Products or Royalty Products, as applicable, sold by Licensee and its Affiliates in the US Territory and Ex-US Territory, and by Sublicensees in the US Territory, during the applicable Calendar Quarter;

(c)a calculation of Net Sales by Licensee and its Affiliates in the US Territory and Ex-US Territory, and by Sublicensees in the US Territory, for the applicable Calendar Quarter, including an itemized listing of applicable deductions; and

(d)the total amount payable to Harvard in U.S. Dollars on Net Sales by Licensee and its Affiliates in the US Territory and Ex-US Territory, and by Sublicensees in the US Territory, for the applicable Calendar Quarter, together with the exchange rates used for conversion.

In addition, Licensee shall include in each such report a statement of all Non-Royalty Sublicense Income and Ex-US Sublicensee Royalties and the amounts payable to Harvard in respect thereto for the applicable Calendar Quarter.  Each such report shall be certified on behalf of Licensee as true, correct and complete in all material respects by Licensee’s Chief Financial Officer or an executive level officer with comparable authority.  If no amounts are due to Harvard for any Calendar Quarter, the report shall so state.

7.1.2.Payment for Net Sales.  Within [**] days after the end of each Calendar Quarter, Licensee shall pay Harvard all amounts due with respect to Net Sales, Non-Royalty Sublicense Income and Ex-US Sublicensee Royalties for the applicable Calendar Quarter.

14.	Section 7.3 of the License Agreement is replaced in its entirety with the following:

7.3.Records.  Licensee shall maintain, and shall cause its Affiliates and, with respect to the US Territory, Sublicensees to maintain, complete and accurate records of Licensed Products and Royalty Products that are made, used or sold under this Agreement, any amounts payable to Harvard in relation to such Licensed Products and Royalty Products and all Non-Royalty Sublicense Income and Ex-US Sublicensee Royalties received by Licensee and its Affiliates, which records shall contain sufficient information to permit Harvard to confirm the accuracy of any reports or notifications delivered to Harvard under Section 7.1.  Licensee, its Affiliates and/or its Sublicensees, as applicable, shall retain such records relating to a given Calendar Quarter for at least [**] years after the conclusion of that Calendar Quarter, during which time Harvard shall have the right, at its expense, to cause an independent, certified public accountant to inspect such records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement.  Such accountant shall enter into a confidentiality agreement reasonably satisfactory to Licensee and shall not disclose to Harvard any information other than information relating to the accuracy of reports and payments delivered under this Agreement.  The parties shall reconcile any underpayment or overpayment within [**] days after the accountant delivers the results of the audit.  In the event that any audit performed under this Section 7.3 reveals an underpayment in excess of five percent (5%) in any calendar year, the audited entity shall bear the full cost of such audit.  Harvard may exercise its rights under this Section 7.3 [**] per audited entity and only with reasonable prior notice to the audited entity.

15.	Section 11.1 of the License Agreement is replaced in its entirety with the following:

11.1.Term.  The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 11, shall continue in full force and effect (a) on a Licensed Product-by-Licensed Product and country-by-country basis until expiration of the last to expire Valid Claim of the Harvard Patent Rights and Joint Patent Rights and (b) on a Royalty Product-by-Royalty Product and country-by-country basis until expiration of Licensee’s royalty payment obligations with respect to such Royalty Product in such country under this Agreement; provided, however, that, once the making, using or selling of any Licensed Product or Royalty Product in any country is not covered by a Valid Claim within the Licensed Patent Rights or a Licensee Valid Claim, as the case may be, the license granted by Harvard to Licensee under Section 4.1 with respect to such Licensed Product or Royalty Product, as applicable, in such country will be perpetual, irrevocable, freely sublicensable and freely transferrable.

16.	Section 11.4 of the License Agreement is replaced in its entirety with the following:

11.4.Survival.  The parties’ respective rights, obligations and duties under Articles 7 and 10 and under this Article 11, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.  In addition, Licensee’s obligations under Section 6.5 with respect to any Sublicense granted prior to termination of the Agreement that includes rights to make and/or sell any Royalty Product shall survive termination of this Agreement and shall continue in full force and effect until the expiration of Licensee’s royalty payment obligations under Section 6.4.1 with respect to such Royalty Product.  Harvard’s obligations under Section 12.15 shall survive expiration or termination of this Agreement.  The terms of Section 6.4.1 shall survive termination of this Agreement.

17.	All other terms and conditions of the License Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Fourth Amendment to be executed by their duly authorized representatives as of the date first written above.

President and Fellows of Harvard College		Tetraphase Pharmaceuticals, Inc.

By:	/s/ Isaac T. Kohlberg	By:	/s/ Guy Macdonald

Name:	Isaac T. Kohlberg	Name:	Guy Macdonald

Title:	Sr. Associate Provost,	Title:	CEO
Chief Technology Development Officer,
Office of Technology Development
Harvard University